Exhibit 10.55

INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is entered into on March 21, 2019, between Drone Aviation Holding Corp. (dba Drone Aviation Corp. and Lighter Than Air Systems) (“the Company”), a Nevada corporation located at 11651 Central Parkway #118, Jacksonville FL 32224 and Cognitive Carbon Corporation (“the Contractor”), a Florida corporation located at 916 Fiddlers Creek Rd. Ponte Vedra Beach, FL.

1.	Independent Contractor. Subject to the terms and conditions of this Agreement, effective March 31, 2019, the Company hereby engages the Contractor and its employees as an independent contractor to perform the services set forth on exhibits attached hereto (the “Services”), and the Contractor hereby accepts such engagement. Contractor’s provision of the Services under this Agreement will be of high quality consistent with best industry practices and at all times satisfactory to the Company in its discretion.

2.	Duties, Term, and Compensation. The Contractor’s duties, term of engagement, compensation and provisions for payment thereof shall be as set forth in Exhibits A, B and C, which may be amended in writing from time to time and which collectively are hereby incorporated by reference. The Agreement must be in full force and effect to receive earned compensation. Contractor will not receive any insurance, retirement, or other such employment-related financial benefits from Company.

3.	Expenses. During the term of this Agreement, Company will reimburse Contractor for reasonable and necessary out-of-pocket expenses incurred by Contractor in completing the Services. Travel, lodging and transportation expenses will be reimbursed pursuant to the Company’s current Travel Expense Policy, as amended from time to time. Company will reimburse Contractor promptly after Contractor submits a monthly expense report and relevant receipts to Company. Notwithstanding the forgoing, Company reserves the right at any time, in its sole discretion, to require Contractor to obtain the prior written approval of the Company for any (or all) expenditures for which Contractor plans to request reimbursement.

4.	Confidentiality. The Contractor acknowledges that during the engagement they may have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures. The Contractor agrees that they will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the Contractor or otherwise coming into his possession, shall remain the exclusive property of the Company. The Contractor shall not retain any copies of the foregoing without the Company’s prior written permission. Contractor acknowledges that by the nature of its relationship with Company and pursuant to this Agreement, Contractor will have access to and will have knowledge of material non-public information related to Company as such term is defined by the Securities Act of 1933, as amended. Contractor hereby agrees and covenants that it will not make any purchases, sales or other transactions in the securities of Company based on any material non-public information. This obligation shall survive the termination of this Agreement.

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5.	Agreement Not to Compete. During the term of this Agreement, and for one (1) year afterward, Contractor will not compete with the business of the Company or its successors and assigns. Contractor will not directly or indirectly, as an owner, officer, director, employee, independent contractor, Contractor, representative, or in any other capacity, engage in activities competitive to the Company in the business of RC Lighter-than-air ships, Aerial Photography Systems, Aerial Surveillance Systems, Mast surveillance systems, and Tethered Aerial Platforms/Drones or in a business substantially similar to the present business of the Company, or such other business activity in which the Company may substantially engage while contracted by the Company.

In particular, Contractor will not:

a) solicit or attempt to solicit any business or trade from the Company’s actual or prospective customers or clients on behalf of himself or any other person, firm, partnership, corporation or other entity competitive to the Company;

b) solicit or attempt to solicit any existing Company employee for the purpose of said employee leaving the Company’s employment and working for any customer or competitor; or

c) induce or encourage any independent contractor or Contractor performing services for the Company to sever his or her relationship with the Company.

Contractor acknowledges that the Company may notify Contractor’s future or prospective employers or any third party of the existence of this agreement. Contractor acknowledges and agrees that the restrictions imposed by this agreement are fair and reasonably required for the protection of the Company and will not preclude Contractor from becoming gainfully employed following the termination, for any reason, of its engagement with the Company.

6.	Work for Hire

Contractor agrees that Company shall be the sole owner of all Work Product (as defined below) as a “work for hire” under this Agreement. For this purpose, “Work Product” shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, patentable inventions, improvements, discoveries, and other intellectual property rights in any programming, documentation, technology, or other Work Product that is created in connection with its Work. “Work” shall mean (i) any direct assignments and required performance by or for Company, and (ii) any other productive output that relates to the business of Company and is produced during Contractor’s employment or engagement by Company. For this purpose, “Work” may be considered present even after normal working hours, away from Company’s premises, on an unsupervised basis, alone or with others.

To the extent that applicable law does not permit ownership of any particular Work Product to be automatically transferred to Company, Contractor shall and hereby does assign, convey and otherwise transfer to Company, without any requirement of consideration, all right, title and interest Contractor may have in and to such Work Product and to the exploitation of such Work Product in media now known or hereafter created. Upon request of Company, Contractor shall take such further actions, including execution and delivery of any documents, as may be necessary or appropriate to give full and proper effect to such assignment. Contractor agrees, at the Company’s cost and expense, to assign any inventions or discoveries to the Company and to cooperate with the Company in obtaining suitable patent and/or trademark protection which will be solely owned by the Company and may have Contractor as original named inventor.

7.	Conflicts of Interest. The Contractor represents that it is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between the Contractor and any third party.

8.	Independent Contractor. This Agreement shall not render the Contractor an employee, partner, agent of, or joint venturer with the Company for any purpose. In its capacity as an independent contractor, Contractor agrees and represents, and Company agrees, as follows: Contractor has the right to perform services for others during the term of this Agreement; Contractor has the sole right to control and direct the means, manner and method by which the services required by this Agreement will be performed; Company shall not provide any insurance coverage of any kind for Contractor; and Company shall not withhold from Contractor's compensation any amount that would normally be withheld from an employee's pay. Contractor assumes full responsibility for payment of all taxes, including federal, state and local taxes, arising out of Contractor’s activities under this Agreement. Contractor expressly releases Company from any liability arising from Company’s failure to withhold such taxes, and Contractor shall indemnify, defend and hold Company harmless from all liability it may incur as a result of any such failure. The Contractor shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

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9.	Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if personally served, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

If to the Contractor:	Cognitive Carbon Corporation

Attn: Kevin Hess

916 Fiddlers Creek Rd.

Ponte Vedra Beach, FL 32082

If to the Company:	Drone Aviation Holding Corp

Attn: President

11651 Central Parkway #118

Jacksonville FL 32224

Any party hereto may change its address for purposes of this paragraph by written notice given in the manner provided above.

10.	Modification or Amendment. No amendment, change, or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

11.	Entire Understanding. This document and any exhibit attached constitute the entire understanding and agreement of the parties with regard to the Services to be provided hereunder, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

12.	Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

13.	Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of State of Florida applicable to contracts executed and wholly performed within such jurisdiction, without regard to its internal choice of law analysis. Any dispute arising hereunder shall be referred to and heard only in an appropriate court of competent jurisdiction in Duval County, Florida.

14.	Warranties. Contractor warrants and represents that: (a) the services shall be performed in accordance with description set forth in the applicable statement of work; (b) that the Work Product will operate in accordance with and will conform with the description of such Work Product found in the applicable statement of work; (c) the services or work product shall not infringe upon or constitute a misuse any copyright, patent, trade secret or other proprietary rights; (d) Contractor has the authority to enter into this Agreement and to perform all obligations hereunder, including, but not limited to, the grant of rights and licenses to the Work Product and all proprietary rights therein or based thereon; and (e) Contractor has not granted any rights or licenses to any intellectual property or technology that would conflict with Contractor’s obligations under this Agreement.

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15.	Indemnification. Contractor will indemnify and hold harmless the Company and its affiliates, directors, officers, employees, agents, and representatives against any and all suits, losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees and other costs of defending any action) which such parties may sustain or incur in connection with (a) a breach of any representation, warranty, or undertaking made by Contractor in performance of this Agreement or such parties’ enforcement of this Agreement, (b) any suit, claim or demand based upon any legal theory, including, without limitation, negligence, breach of warranty or strict liability in tort in connection with the services performed or provided hereunder, except to the extent caused by the sole negligence or intentional acts of Company, or (c) Contractor’s failure to comply with any applicable laws, codes, regulations, ordinances or statutory requirements of any authority having jurisdiction over the Agreement or the services.

16.	Insurance. Contractor shall carry the following minimum insurance coverages in a form acceptable to Company at all times while this Agreement is in effect: (i) Comprehensive Liability Insurance with coverage limits of at least $250,000 per occurrence for any and all injury, death or property damage, (ii) Workers compensation insurance as required by law; (iii) Personal and advertising injury insurance in an amount not less than $250,000; and (iv) errors and omissions with coverage limits of at least $250,000. On an annual basis, Contractor shall provide Company with a copy of the applicable insurance binder or declarations page for each such policy. Neither the existence of nor the assent of Company to the types of limits of insurance carried by Contractor shall be deemed a waiver or release of responsibility under this Agreement.

17.	Sub-Contractors. Contractor may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided that with regard to any Services provided by a sub-contractor, Contractor shall in all cases remain responsible for all of its obligations under this Agreement with respect to the scope of the Services, any representations and warranties provided hereunder, and all indemnification obligations hereunder.

18.	Compliance. Contractor shall obtain all federal, state and local licenses and permits required for provision of the Services and shall be responsible for all sales, use, excise, state and local business and income taxes attributable to the Services (including remittance thereof to the appropriate authorities). Any penalties, financial or otherwise, imposed due to Contractor’s acts or omissions in providing the Services will be paid by or be the responsibility of Contractor.

19.	Independent Review. Contractor affirms that he has carefully read this entire Agreement. He attests that he possesses sufficient information, knowledge, understanding and experience to fully understand the extent and impact of its provisions. Contractor affirms that he has been advised to consult the attorney of his choice about this Agreement, and that by signing this Agreement he acknowledges that he has obtained whatever legal advice he deemed appropriate. Contractor affirms that he is fully competent to execute this Agreement and that he does so voluntarily and without any coercion, undue influence, threat or intimidation of any kind.

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IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above. The parties hereto agree that facsimile signatures shall be as effective as if originals.

Drone Aviation Holding Corp.	Cognitive Carbon Corporation

By:	By:
Kendall Carpenter, EVP and CFO	Kevin Hess, CTO
FEIN:
Phone Number 904-540-0150
Email: khess@cognitivecarbon.com

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EXHIBIT A

STATEMENT OF WORK, TERM, AND COMPENSATION

CTO SERVICES

SALES AND MARKETING SERVICES

DUTIES:	The Contractor will provide outsourced Company CTO services, and sales and marketing services.

DELIVERABLES:

CTO services include, but are not limited to: provide technology and manufacturing direction to Drone Aviation staff and 3rd party contractors, vendor management, facilities management, Drone Aviation customer meetings, establish and maintain partner relationships related to technologies that enable or improve Drone Aviation products, creation and assistance with patents or other intellectual property. Additionally, new product development, enhancements to existing products and determination of pricing, and occasional investor-related meetings if requested.

Sales and marketing services include, but are not limited to: customer and partner meetings, strategy development and go-to-market program for products and systems, promotion of Drone Aviation products and services, closing of sales with end-customers, channel partners and prime contractors.

TERM:	The initial term of this Exhibit A shall be one year commencing March 31, 2019 with automatic twelve (12) month renewals thereafter unless Drone notifies its intent not to renew within 30 days of renewal. Either party may terminate upon written notice of material breach by the other party that is not cured within 15 days from the date of notice.

COMPENSATION:

Contractor shall submit detailed monthly invoices by the 3rd day of the subsequent month. Approved invoices will be paid within 15 days.

As full compensation for the services rendered pursuant to this Agreement, the Company shall pay the Contractor:

CTO Services; monthly $19,750

BONUSES:

Pursuant to Annual Board Approved Compensation Plan (Exhibit B)

Drone Aviation Holding Corp.	Cognitive Carbon Corporation

By:	By:
Kendall Carpenter, EVP and CFO	Kevin Hess, CTO
Date:	Date:

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EXHIBIT B

COMPENSATION PLAN

CTO SERVICES

SALES AND MARKETING SERVICES

2019 MANAGEMENT BONUS PLAN	Kevin

BONUS BASED ON NAMED ACCOUNTS:	DOD
2019 recognized revenue from invoiced goods and services sold to named account. Target is $5,000,000 for full bonus of $175,000.	$175,000	Note #1 - Board may consider additional bonus, at its discretion, if cap is hit
Min Bonus: First $2,000,000 in bookings bonus is $70,000. Second $2,000,000 in booking bonus is $70,000. Then prorate target/bonus from $4M to $5M for full 100%. SuperBonus: For every Pct above target, bonus will increase by same Pct, capped at 150% of full bonus ($262,500).		Note #2 - At end of month, determine bookings. When first $2,000,000 is achieved, accrue $70,000 bonus with $35,000 paid as soon as practicable and $35,000 paid when customer settles their invoice. Repeat process for second $2,000,000.

BONUS BASED ON RESULTS
2019 successful manufacturing and delivery. Target is $3.8M for CBP and $2.0M for SFAB/Army for full 100% bonus, all-or-nothing	$125,000	Note #3 - At end of 2019, determine if target has been achieved. If so, calculate and accrue earned bonus and pay out at the end of 2019.

FULL TARGET BONUS	$300,000

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EXHIBIT C

STATEMENT OF WORK, TERM, AND BASE COMPENSATION

SOFTWARE AND PLATFORM DEVELOPMENT SERVICES

DUTIES:	The Contractor will provide outsourced software and platform development

DELIVERABLES:
Software and Platform Development are defined as; Flight Management System and Ground Control Station development and support. Scope of the FMS includes up to 12 sensors, establishing and maintaining the cloud computing environment, operator and FSR management notifications and alerts and 3-4 UX screens.

Reporting dashboard: System monitoring, alerts, reports for uptime, flight hours, weather reported by local station and METARs

SOW:

Cognitive Carbon Corporation will provide resources necessary for each stage of the project.

Phase One:  architecture definition; a) establish AWS tools and environment necessary to provide sensor aggregation persistence, calculations, notifications and reporting, b) establish the launcher/local architecture for sensor aggregation and persistence that provides LTE and Satellite transfer of full data sets and control codes, c) determine local data transfer protocols and methods, adhering to IoT standards and best practices where appropriate.

Resources: BA, Tech lead, Platform architect

Phase Two: development of local and cloud environments to support requirements

Resources: BA, Tech lead, 2 developers (html5, .NET), data architect

Phase Three: development of user experience UI (dashboard, agent operating screens), implementation of notifications and alerts, implementation of business rules for standardized UOMs, launcher and main component serialization nomenclature.

Resources: BA, Tech lead, 2 developers (html5, .NET), data architect, QA

Phase Four: Maintenance of the cloud computing environment, break/fix of software defects, software enhancements that can be accommodated by support resources.

TERM:	March ___, 2019 through the date of final approval of deliverables to be provided hereunder. Company may terminate this Exhibit B on thirty days written notice provided that Company shall pay amounts owed and approved prior to the date of termination.

COMPENSATION:

Contractor shall submit detailed monthly invoices by the 3rd day of the subsequent month. Approved invoices will be paid within 15 days.

As full compensation for the services rendered pursuant to this Agreement, the Company shall pay the Contractor:

Software and Platform Development; as incurred, provided that the maximum amount due under this Exhibit B is $120,000.

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EXHIBIT C

STATEMENT OF WORK, TERM, AND BASE COMPENSATION

SOFTWARE AND PLATFORM DEVELOPMENT SERVICES

Signature Page

Drone Aviation Holding Corp.	Cognitive Carbon Corporation

By:	By:
Kendall Carpenter, EVP and CFO	Kevin Hess, CTO
Date:	Date:

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